Exhibit 8

Execution Version

AMENDMENT TO COOPERATION AGREEMENT

This AMENDMENT TO COOPERATION AGREEMENT (this “Agreement”) is made and entered into as of January 14, 2022, by and among Cedar Realty Trust, Inc., a Maryland corporation (the “Company”), and the entities and individuals set forth on the signatures pages hereto (collectively with each of their respective Affiliates, the “Investor Group”). The Company and the Investor Group are each herein referred to as a “party” and collectively, the “parties.”

WHEREAS, on April 28, 2021, the parties entered into that certain Cooperation Agreement (the “Original Cooperation Agreement”); and

WHEREAS, the parties have determined to amend the Original Cooperation Agreement with respect to certain matters specified in this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound hereby, agree as follows:

1. Amendment to Board Composition and Related Matters.

(a) The last sentence of Section 1(n) of the Original Cooperation Agreement is hereby deleted in its entirety and replaced with the following:

“The Company shall hold the 2022 Annual Meeting of Stockholders no later than November 30, 2022.”

(b) The following sentence shall be inserted as new Section 1(q) of the Original Cooperation Agreement:

“Prior to the 2022 Annual Meeting of Stockholders, the Company will not amend Section 2.11 of the By-Laws.”

2. Amendment to Termination. The first sentence of Section 11(a) of the Original Cooperation Agreement is hereby deleted in its entirety and replaced with the following:

“This Agreement shall terminate on the date that is 30 days prior to the Notice Deadline for the Company’s 2022 Annual Meeting of Stockholders (the “Termination Date”), except for the obligation in the last sentence of Section 1(n), which contemplates performance after such date; provided, however, that in the event that the Company publicly announces the conclusion of its strategic alternatives review process prior to the date that is 30 days prior to the Notice Deadline for the Company’s 2022 Annual Meeting of Stockholders, then the Termination Date shall be the Business Day following such announcement.”

3. Remainder of Agreement. Except as expressly provided in this Agreement, the Original Cooperation Agreement, as amended hereby, remains in full force and effect.

4. Effectiveness. This Agreement shall be deemed effective upon the execution of this Agreement by the parties.

[Signature Pages Follow]

IN WITNESS WHEREOF, each of the parties has executed this Agreement, or caused the same to be executed by its duly authorized representative, as of the date first above written.

THE COMPANY:

CEDAR REALTY TRUST, INC.

By:	/s/ Bruce Schanzer
Name:	Bruce Schanzer
Title:	President and Chief Executive Officer

INVESTOR GROUP:

CAMAC FUND, LP

By:	Camac Capital LLC, its general partner

By:	/s/ Eric Shahinian
Name: Eric Shahinian
Title: Managing Member of the GP

CAMAC PARTNERS, LLC

By:	Camac Capital LLC, its general partner

By:	/s/ Eric Shahinian
Name: Eric Shahinian
Title: Managing Member of the GP

CAMAC CAPITAL, LLC

/s/ Eric Shahinian
Name: Eric Shahinian
Title: Managing Member

Eric Shahinian
/s/ Eric Shahinian

INVESTOR GROUP DESIGNEES:

Richard H. Ross
/s/ Richard H. Ross

Sharon (Hochfelder) Stern
/s/ Sharon (Hochfelder) Stern